Exhibit 23.1

                       [L.P. MARTIN & COMPANY LETTERHEAD]


                        Consent of Independent Auditors'





The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia


      We consent to the use of our report dated January 21, 1999 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property The Courts on Pear Ridge Apartments for the twelve month period ended October 31, 1998, for inclusion in a form 8K filing with the Securities and Exchange Commission by Apple Residential Income Trust, Inc.





Richmond, Virginia
January 21, 1999                                  /s/ L.P. Martin & Co., P.C.